102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Reports Fourth Quarter 2008

and Full-Year Results

Company Experiences Disappointing 2008 Results While Strengthening Capital Base and Increasing Reserve Levels; Preparing for Challenging Economic Environment to Continue in 2009

•	Tangible common equity ratio of 6.05%, or 7.84% reflecting the Mandatorily Convertible Preferred Stock
•	Strengthened regulatory capital with $347 million investment from U.S. Treasury
•	Increased allowance for credit losses to 2.45%
•	Maintained overall liquidity position with stable customer funding
•	Non-cash, pre-tax goodwill impairment charge of $238 million for fourth quarter for Florida Banking Segment; does not impact tangible capital or regulatory capital
•	Net loss driven primarily by goodwill impairment and continuing high credit costs

GREENVILLE, SC – January 27, 2009 – The South Financial Group, Inc. (NASDAQ: TSFG) today reported a fourth quarter 2008 net loss available to common shareholders of $319.4 million, or $(4.29) per diluted share. The net loss was primarily driven by a non-cash accounting charge for goodwill impairment for the Florida Banking Segment of $237.6 million and continuing high credit costs, including increasing the allowance for credit losses. The goodwill impairment charge had no impact on cash flows, tangible equity, or regulatory capital ratios and is similar to charges taken by other regional financial institutions.

Excluding the aforementioned goodwill impairment charge and other non-operating items, the fourth quarter 2008 operating loss available to common shareholders totaled $75.0 million, or $(1.01) per diluted share. Reconciliations of GAAP-reported results to operating results and full-year results are provided in the attached financial highlights.

“The past year has been a terribly difficult one for financial institutions, including TSFG,” said H. Lynn Harton, Interim President and CEO. “We suffered from the challenging real estate environment and our related loan exposures in Florida, which resulted in disappointing 2008 financial results. Yet, throughout 2008, we took decisive and proactive steps to meet these issues head on – primarily by building our capital and reserve levels – preparing for the challenges ahead and enabling us to emerge from the economic turmoil as a stronger bank.

“We decided early in 2008 to raise capital and cut our common dividend. As a result of our Mandatorily Convertible Preferred Stock offering in May and the Treasury’s Capital Purchase Program investment in December, we ended 2008 with a strong capital base. Each quarter of 2008, as the economy weakened and credit quality became increasingly difficult, we recognized our charge-offs and built our loan loss reserve levels. We expect that 2009 is going to be a very tough year for the industry in terms of credit quality and growth. We plan to continue our aggressive stance in dealing with problem loans and have a solid risk management team in place to manage through this cycle and beyond.”

Fourth quarter 2008 operating results reflect the following items:

•	A tangible common equity ratio at December 31, 2008 of 6.05%, or 7.84% reflecting the Mandatorily Convertible Preferred Stock, stable from September 30, 2008

•

The U.S. Treasury’s $347 million equity investment in TSFG under the voluntary Capital Purchase Program (“CPP”), which improved TSFG’s Tier 1 risk-based capital ratio to 12.86% well above the well-capitalized requirement

•	A fourth quarter 2008 provision for credit losses totaling $122.9 million (which represents an increase of $38.3 million from third quarter 2008 and exceeds net loan charge-offs by $46.9 million)

•	An increase in the allowance for credit losses to 2.45% of loans held for investment at December 31, 2008, up from 1.97% at September 30, 2008
•	An increase in fourth quarter 2008 net loan charge-offs to $76.1 million, or 2.93% of average loans held for investment, from $75.4 million for third quarter 2008

•	An increase in nonperforming assets to $421.2 million at December 31, 2008, or 4.10% of loans and foreclosed property, from $293.2 million, or 2.83%, at September 30, 2008

•	A decline in the net interest margin of 11 basis points to 2.97% for fourth quarter 2008

Harton continued, “Since taking over as Interim CEO in mid-November, I made organizational changes to put the leadership team in place to sharpen our focus and accountability. Putting the right people in the right seats is the first step in any turnaround. Changes included new leadership for our Florida banking operations and a new head for commercial banking strategy. I assigned my former credit and risk responsibilities to executives already with our team, thus naming a Chief Credit Officer and a Chief Risk Officer. We took some immediate cost-control action, including rolling out Phase 1 of our efficiency improvement project, which we named Project NOW. We know that we must aggressively adjust our cost structure, given near-term revenue pressures and expense headwinds.

“The wave of the future will be getting back to the basics of banking – know your customers, understand their business, and provide outstanding service – all balanced with improving core profitability. Strategically, that’s our competitive imperative. We are refocusing on core relationship banking and growing customer relationships. In doing so, you’ll see us de-emphasize our non-core loan assets, such as indirect lending, lot loans, residential construction loans, and shared national credits, for customers who have no meaningful relationship with our bank. Throughout this cycle, we have lent to, and will continue to lend to, core customers across all of our markets.”

For the year ended December 31, 2008, the net loss available to common shareholders totaled $568.6 million, or $(7.77) per diluted share, which included $426.0 million in non-cash goodwill impairment charges for TSFG’s Florida Banking Segment recorded in the first and fourth quarters of 2008. Excluding the goodwill impairment charge and other non-operating items, the 2008 operating loss available to common shareholders totaled $134.4 million, or $(1.84) per diluted share.

Non-Cash Goodwill Impairment

TSFG recorded goodwill in connection with the acquisitions of several banks in Florida between 1999 and 2005. TSFG performed an evaluation of the goodwill associated with its Florida Banking Segment in the fourth quarter. The analysis indicated a decrease in the overall Segment fair value compared to prior periods due primarily to higher discount rates applied to future cash flows based on the volatility of TSFG’s stock relative to the market, overall stock market valuations, and anticipated near-term credit losses. Our evaluation resulted in the recognition of a $237.6 million pre-tax goodwill impairment charge in fourth quarter 2008, reflecting the entire remaining goodwill balance for the Florida Banking Segment. The goodwill impairment charge is non-cash and has no impact on cash flows. Additionally, it has no impact on TSFG’s tangible equity or regulatory capital ratios, since goodwill is excluded from tangible equity and regulatory capital. TSFG remains committed to its Florida franchise and believes Florida is a key part of TSFG’s long-term success.

Net Interest Income and Average Balance Sheet

Fourth quarter 2008 tax-equivalent net interest income decreased $4.0 million to $92.9 million from $96.9 million in third quarter 2008. This decrease reflects a lower net interest margin and a decline in average earning assets.

The tax-equivalent net interest margin for fourth quarter 2008 decreased to 2.97%, down 11 basis points from 3.08% for third quarter 2008, primarily from the impact of rising nonaccrual loans, maturing interest rate swaps, the competitive deposit environment, and the low level of interest rates. The yield on average earning assets declined 28 basis points, while average funding costs decreased 17 basis points. Within funding costs, wholesale funding costs decreased 42 basis points, while customer funding costs declined only 5 basis points reflecting the competitive pricing environment and limitations for passing-through the recent sharp Federal funds rate cuts given the low absolute level of interest rates on non-maturity deposits.

Fourth quarter 2008 average earning assets decreased $92.3 million, or (0.7)% linked-quarter, to $12.5 billion. Fourth quarter 2008 average loans decreased $114.5 million, or (1.1)% linked-quarter, and period-end loans held for investment decreased $107.6 million. The net decline in loans reflects TSFG’s decision to reduce balances in non-core loan categories as well as loan charge-offs: residential construction loans down $147.0 million, indirect loans down $44.8 million, and lot loans down $23.6 million. The Treasury’s CPP investment contributed to TSFG’s ability to originate new loans to core customers across our markets. In fourth quarter 2008, TSFG originated approximately 5,175 new loans and renewals of existing credits totaling approximately $1 billion ($920 million for commercial loans and $130 million for consumer loans) to new and existing customers.

Fourth quarter 2008 average customer funding, defined as total deposits less brokered deposits plus customer sweep accounts, decreased $145.6 million, or (1.8)% linked-quarter. However, based on period-end balances, customer funding remained relatively unchanged at $8.0 billion, as customer deposit balances stabilized as a result of the FDIC and Treasury actions during the quarter. Fourth quarter 2008 average wholesale borrowings, including brokered deposits and excluding customer sweep accounts, remained unchanged at $4.0 billion, while period-end balances declined $234.4 million.

Noninterest Income

Fourth quarter 2008 operating noninterest income (which excludes the non-operating items mentioned below) totaled $28.2 million, down $1.2 million from $29.4 million for third quarter 2008. Linked-quarter, customer fee income and wealth management income decreased $1.6 million and $916,000, respectively, reflecting impacts from the economic downturn, such as fewer customer transactions and lower asset valuations. These decreases were partially offset by a $1.1 million increase in bank-owned life insurance income, which includes insurance proceeds in part offset by related compensation expenses of $645,000 (included in operating noninterest expenses).

Total noninterest income, including non-operating items, was $29.7 million for fourth quarter 2008, compared with $28.7 million for third quarter 2008. Non-operating noninterest income for fourth quarter 2008 included a $1.6 million net gain on securities from a $1.8 million net gain on the sale of securities, partially offset by the fourth quarter 2008 recognition of $279,000 of other than temporary impairment on a bank equity fund investment with a remaining carrying value of $651,000.

Noninterest Expenses

Operating noninterest expenses (which exclude the non-operating items mentioned below) totaled $91.8 million for fourth quarter 2008, a $2.1 million increase from $89.7 million for third quarter 2008. The overall increase was partially reduced by lower personnel expense principally from reversals of accruals for incentive compensation while loan and foreclosed asset expense and FDIC insurance increased $499,000 in the aggregate. TSFG’s executive management team received no bonuses for 2008 and will receive no merit increases for 2009.

Total noninterest expenses, including non-operating items, were $341.8 million for fourth quarter 2008, compared with $94.2 million for third quarter 2008. Fourth quarter 2008 non-operating noninterest expenses included $237.6 million for non-cash goodwill impairment for the Florida Banking Segment, $9.6 million for employee severance costs, including $7.8 million related to the retirement of the former Chairman, President and CEO (announced in September 2008), a $1.7 million loss on early extinguishment of debt, and a $1.1 million loss related to collateral posted against a derivative transaction upon default. In connection with a portion of the severance costs listed above, in December 2008, TSFG eliminated approximately 68 positions as well as 5 open positions, or approximately 3% of total FTEs. On January 15, 2009, TSFG’s FTEs totaled 2,470, comparable to year-end 2007 levels.

TSFG recently launched phase one of Project NOW, an efficiency improvement project to reduce costs and increase revenues while improving the customer experience. Phase 1 involves 8 workstreams, such as steamlining branch processes, enhancing retail deposit fees, and centralizing procurement. Each workstream is led by TSFG employees who are dedicated full-time to their particular workstream. From the 8 initial workstreams, TSFG expects to generate annual pre-tax operating benefits of approximately $18 to $20 million when fully implemented in 2010.

Harton commented, “The current economy presents unprecedented challenges, including headwinds from lower revenues, higher FDIC insurance premiums, and loan collection expense. We are aggressively pursuing improvements in our cost structure. This is not business as usual, and there are no sacred cows. Everything is on the table as we explore all opportunities. We are looking for quick hits, while simultaneously initiating Phase 1 of Project NOW.”

Credit Quality

At December 31, 2008, nonperforming loans held for investment totaled $355.6 million, a $115.5 million increase from $240.1 million at September 30, 2008. In addition, TSFG had $16.5 million in nonperforming loans held for sale. Completed income property and commercial development accounted for approximately half of the increase in nonperforming loans. While credit deterioration had been concentrated in TSFG’s Florida markets, TSFG experienced signs of increasing weakness in its North Carolina and South Carolina markets. Approximately 40%, or $142.0 million, of nonaccrual loans held for investment at December 31, 2008 related to residential construction loans, with approximately 63% of these loans located in Florida. At December 31, 2008, nonperforming assets increased to $421.2 million, or 4.10% of loans and foreclosed property, from $293.2 million, or 2.83%, at September 30, 2008.

The provision for credit losses for fourth quarter 2008 totaled $122.9 million, compared with $84.6 million for third quarter 2008. For fourth quarter 2008, the provision for credit losses exceeded net loan charge-offs by $46.9 million. This increased the allowance for credit losses to $249.9 million, or 2.45% of loans held for investment, up from $203.0 million, or 1.97% of loans held for investment, at September 30, 2008. The allowance coverage of nonperforming loans held for investment totaled 0.69 times and 0.84 times at December 31, 2008 and September 30, 2008, respectively.

Net loan charge-offs in fourth quarter 2008 totaled $76.1 million, or 2.93% of average loans held for investment, and $75.4 million, or 2.87%, for third quarter 2008. Fourth quarter charge-offs included $24.5 million for residential construction and $17.6 million for C&I loans. Fourth quarter charge-offs included $2.7 million related to loan sales, while third quarter charge-offs included $28.1 million related to loan sales and loans held for sale. Net loan charge-offs totaled 2.16% for 2008 and averaged $55.9 million per quarter.

Capital

On December 5, 2008, The South Financial Group completed the issuance and sale of $347 million of preferred stock and a warrant to purchase approximately 10.1 million shares of TSFG common stock at $5.15 per share to the U.S. Treasury under its voluntary Capital Purchase Program. TSFG is committed to support economic growth in the communities we serve and fully comply with the terms of the CPP. For fourth quarter 2008, TSFG recorded dividends payable to the U.S. Treasury of $3.4 million. The effective yield on the CPP preferred stock is estimated at 6.3%, after reflecting accretion from the value assigned to the warrants.

Tangible shareholders’ equity at December 31, 2008 increased to $1.4 billion from $1.0 billion at September 30, 2008, primarily from the CPP investment by the U.S. Treasury. As a result, TSFG’s tangible equity to tangible assets ratio at December 31, 2008 was 10.29%, up from 7.94% at September 30, 2008. TSFG and its banking subsidiary exceed “well-capitalized” standards for all regulatory capital ratios.

Tangible common equity to tangible assets at December 31, 2008 totaled 6.05% (comparable with 6.06% for September 30, 2008), or 7.84% reflecting the Mandatorily Convertible Preferred Stock, which automatically converts into common stock on May 1, 2011 ($14.5 million has converted to date). Tangible common book value per common share assuming conversion of the Mandatorily Convertible Preferred Stock was $9.40 at December 31, 2008, compared with $9.42 at September 30, 2008.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Wednesday, January 28th at 10:00 a.m. (ET) to discuss fourth quarter 2008 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information and financial review presentation slides, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on January 27th or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-800-678-0452 or 1-402-998-0873.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 4th Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until February 11, 2009.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At December 31, 2008, it had approximately $13.6 billion in total assets and 180 branch offices in Florida, North Carolina, and South Carolina. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At December 31, 2008, approximately 45% of TSFG’s total customer deposits were in South Carolina, 41% were in Florida, and 14% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income (loss) and operating earnings (loss), which exclude gains or losses on certain items deemed not to reflect core operations. In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “tangible” or “cash operating” basis. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, loan sales, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 12/31/08 vs.

	12/31/08	9/30/08	12/31/07	9/30/08	9/30/08 Annualized	12/31/07

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$92,898	$96,923	$96,460	(4.2)%	(16.5)%	(3.7)%
Less: tax-equivalent adjustment	1,265	1,304	1,512	(3.0)	(11.9)	(16.3)

Net interest income	91,633	95,619	94,948	(4.2)	(16.6)	(3.5)
Provision for credit losses	122,926	84,608	31,926	45.3	180.2	285.0
Noninterest income: (1)
Operating noninterest income (noninterest income, excluding non-operating items)	28,168	29,390	30,279	(4.2)	(16.5)	(7.0)
Gain (loss) on securities	1,561	(725)	(1,288)	n/m	n/m	n/m

Non-operating noninterest income (loss)	1,561	(725)	(1,288)	n/m	n/m	n/m

Total noninterest income	29,729	28,665	28,991	3.7	14.8	2.5

Noninterest expenses: (1)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	91,785	89,661	79,351	2.4	9.4	15.7
Goodwill impairment	237,618	—	—	n/m	n/m	n/m
Employment contracts and severance	9,599	4,621	—	n/m	n/m	n/m
(Gain) loss on early extinguishment of debt	1,747	(125)	499	n/m	n/m	n/m
Visa-related litigation	—	—	881	n/m	n/m	n/m
Loss on derivative collateral	1,061	—	—	n/m	n/m	n/m

Non-operating noninterest expenses	250,025	4,496	1,380	n/m	n/m	n/m

Total noninterest expenses	341,810	94,157	80,731	n/m	n/m	n/m

Income (loss) before income taxes	(343,374)	(54,481)	11,282	n/m	n/m	n/m
Income tax expense (benefit)	(33,435)	(29,526)	2,293	n/m	n/m	n/m

Net income (loss)	(309,939)	(24,955)	8,989	n/m	n/m	n/m
Preferred stock dividends	9,421	6,250	—	50.7	201.8	n/m

Net income (loss) available to common shareholders	$(319,360)	$(31,205)	$8,989	n/m %	n/m %	n/m %

Earnings:
Operating earnings (loss)	$(65,542)	$(22,564)	$10,857	n/m %	n/m %	n/m %
Operating earnings (loss) available to common shareholders	(74,963)	(28,814)	10,857	n/m	n/m	n/m
Per common share data:
Basic earnings (loss)	$(4.29)	$(0.43)	$0.12	n/m %	n/m %	n/m %
Diluted earnings (loss)	(4.29)	(0.43)	0.12	n/m	n/m	n/m
Operating earnings (loss) available to common shareholders, diluted	(1.01)	(0.40)	0.15	n/m	n/m	n/m
Cash dividends declared per common share	0.01	0.01	0.19	—	n/m	(94.7)
Average common shares outstanding:
Basic	74,505,656	72,755,480	72,571,612	2.4%	9.6%	2.7%
Diluted (2)	74,505,656	72,755,480	72,875,062	2.4	9.6	2.2
PERFORMANCE RATIOS:
Total revenue: (3)
GAAP	$121,362	$124,284	$123,939	(2.4)%	(9.4)%	(2.1)%
Operating (4)	121,066	126,313	126,739	(4.2)	(16.5)	(4.5)
Return on average assets(5)	(8.94)%	(0.72)%	0.26%
Return on average common equity (6)	(99.16)	(9.53)	2.29
Return on average equity(5)	(76.17)	(6.39)	2.29
Net interest margin (tax-equivalent)	2.97	3.08	3.09
Efficiency ratios: (7)
GAAP	281.64	75.76	65.14
Cash operating (4)	74.64	69.82	61.15

(1)

During fourth quarter 2008, TSFG reclassified gain (loss) on sale of other real estate owned from noninterest income to noninterest expense. Prior periods have been reclassified to conform to the current presentation. See footnote on page 6 for amounts reclassified.

(2)

For the three months ended December 31, 2008, and September 30, 2008, average diluted shares exclude convertible preferred stock, warrants, and outstanding equity awards since either their effect would be antidilutive or the exercise price was greater than the average market price of the common shares.

(3)	The sum of net interest income and noninterest income.

(4)

Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(5)	Return on average assets and return on average equity are calculated as net income divided by either average assets or average total equity.

(6)	Return on average common equity is calculated as net income available to common shareholders divided by average common equity.

(7)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Year Ended

	12/31/08	12/31/07	% Change

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$385,517	$389,027	(0.9)%
Less: tax-equivalent adjustment	5,354	6,246	(14.3)

Net interest income	380,163	382,781	(0.7)
Provision for credit losses	344,589	68,568	402.6
Noninterest income: (1)
Operating noninterest income (noninterest income, excluding non-operating items)	116,672	118,335	(1.4)
Gain (loss) on securities	3,108	(4,623)	n/m
Gain on Visa IPO share redemption	1,904	—	n/m

Non-operating noninterest income (loss)	5,012	(4,623)	n/m

Total noninterest income	121,684	113,712	7.0

Noninterest expenses: (1)
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	346,367	316,033	9.6
Goodwill impairment	426,049	—	n/m
Employment contracts and severance	16,519	2,306	n/m
Branch acquisition and conversion costs	731	—	n/m
Loss on early extinguishment of debt	2,086	2,029	n/m
Visa-related litigation	(863)	881	n/m
Loss on derivative collateral	1,061	—	n/m

Non-operating noninterest expenses	445,583	5,216	n/m

Total noninterest expenses	791,950	321,249	146.5

Income (loss) before income taxes	(634,692)	106,676	n/m
Income tax expense (benefit)	(87,574)	33,400	n/m

Net income (loss)	(547,118)	73,276	n/m
Preferred stock dividends	21,504	—	n/m

Net income (loss) available to common shareholders	$(568,622)	$73,276	n/m %

Earnings:
Operating earnings (loss)	$(112,864)	$79,928	n/m %
Operating earnings (loss) available to common shareholders	(134,368)	79,928	n/m
Per common share data:
Basic earnings (loss)	$(7.77)	$1.00	n/m %
Diluted earnings (loss)	(7.77)	0.99	n/m
Operating earnings (loss) available to common shareholders, diluted	(1.84)	1.08	n/m
Cash dividends declared per common share	0.22	0.73	(69.9)
Average common shares outstanding:
Basic	73,136,936	73,618,338	(0.7)%
Diluted (2)	73,136,936	74,085,440	(1.3)

PERFORMANCE RATIOS:
Total revenue: (3)
GAAP	$501,847	$496,493	1.1%
Operating (4)	502,189	507,362	(1.0)
Return on average assets(5)	(3.96)%	0.52%
Return on average common equity (6)	(41.32)	4.75
Return on average equity(5)	(35.11)	4.75
Net interest margin (tax-equivalent)	3.09	3.10
Efficiency ratios: (7)
GAAP	157.81	64.70
Cash operating (4)	67.75	60.73

(1)

During fourth quarter 2008, TSFG reclassified gain (loss) on sale of other real estate owned from noninterest income to noninterest expense. Prior periods have been reclassified to conform to the current presentation. See footnote on page 6 for amounts reclassified.

(2)

For the year ended December 31, 2008, average diluted shares exclude convertible preferred stock, warrants, and outstanding equity awards since either their effect would be antidilutive or the exercise price was greater than the average market price of the common shares.

(3)	The sum of net interest income and noninterest income.

(4)

Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(5)	Return on average assets and return on average equity are calculated as net income divided by either average assets or average total equity.

(6)	Return on average common equity is calculated as net income available to common shareholders divided by average common equity.

(7)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 12/31/08 vs.

	12/31/08	9/30/08	12/31/07	9/30/08	9/30/08 Annualized	12/31/07

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,784,934	$13,835,936	$13,917,386	(0.4)%	(1.5)%	(1.0)%
Intangible assets	(481,380)	(487,061)	(678,851)	(1.2)	(4.6)	(29.1)

Tangible assets	13,303,554	13,348,875	13,238,535	(0.3)	(1.4)	0.5

Loans	10,344,242	10,458,765	10,186,272	(1.1)	(4.4)	1.6
Securities (1)	2,117,087	2,058,892	2,230,627	2.8	11.2	(5.1)
Total earning assets	12,462,457	12,554,806	12,421,732	(0.7)	(2.9)	0.3

Noninterest-bearing deposits	1,001,516	1,059,565	1,149,816	(5.5)	(21.8)	(12.9)
Total deposits(2)	9,630,077	10,115,872	9,906,020	(4.8)	(19.1)	(2.8)
Customer funding (3)	7,932,366	8,077,968	8,070,219	(1.8)	(7.2)	(1.7)
Wholesale borrowings(4)	4,032,710	4,027,626	4,071,605	0.1	0.5	(1.0)
Total funding	11,965,076	12,105,594	12,141,824	(1.2)	(4.6)	(1.5)

Preferred stock	337,439	249,717	—	35.1	139.8	n/m
Common equity	1,281,312	1,302,890	1,556,766	(1.7)	(6.6)	(17.7)

Shareholders’ equity	1,618,751	1,552,607	1,556,766	4.3	16.9	4.0
Intangible assets	(481,380)	(487,061)	(678,851)	(1.2)	(4.6)	(29.1)

Tangible equity	1,137,371	1,065,546	877,915	6.7	26.8	29.6

Loans/total earning assets	83.0%	83.3%	82.0%
Securities/total assets	15.4	14.9	16.0
Customer funding/total funding	66.3	66.7	66.5
Wholesale borrowings/total assets	29.3	29.1	29.3
Loans/customer funding	130.4	129.5	126.2

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$13,833,355	$13,849,601	$14,044,565			(1.5)%
Intangible assets	(532,517)	(549,688)	(681,628)			(21.9)

Tangible assets	13,300,838	13,299,913	13,362,937			(0.5)

Loans	10,374,423	10,384,557	10,013,387			3.6
Securities (1)	2,087,745	2,077,893	2,525,317			(17.3)
Total earning assets	12,478,993	12,484,545	12,545,223			(0.5)

Noninterest-bearing deposits	1,055,855	1,074,100	1,200,663			(12.1)
Total deposits(2)	9,690,581	9,710,896	9,805,367			(1.2)
Customer funding (3)	8,065,982	8,110,845	8,216,762			(1.8)
Wholesale borrowings(4)	4,019,601	4,015,200	4,053,062			(0.8)
Total funding	12,085,583	12,126,045	12,269,824			(1.5)

Preferred stock	181,849	129,607	—			n/m
Common equity	1,376,232	1,408,103	1,543,552			(10.8)

Shareholders’ equity	1,558,081	1,537,710	1,543,552			0.9
Intangible assets	(532,517)	(549,688)	(681,628)			(21.9)

Tangible equity	1,025,564	988,022	861,924			19.0

Loans/total earning assets	83.1%	83.2%	79.8%
Securities/total assets	15.1	15.0	18.0
Customer funding/total funding	66.7	66.9	67.0
Wholesale borrowings/total assets	29.1	29.0	28.9
Loans/customer funding	128.6	128.0	121.9

(1)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

(2)	Total deposits include brokered deposits.

(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.

(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 12/31/08 vs.

	12/31/08	9/30/08	12/31/07	9/30/08	9/30/08 Annualized	12/31/07

BALANCE SHEET DATA (Period End)
Loans held for sale (1)	$30,963	$37,575	$17,867	(17.6)%	(70.0)%	73.3%
Loans held for investment	10,192,072	10,299,640	10,213,420	(1.0)	(4.2)	(0.2)
Allowance for loan losses	(247,086)	(200,748)	(126,427)	23.1	91.8	95.4
Allowance for credit losses	(249,874)	(203,000)	(128,695)	23.1	91.9	94.2
Securities	2,129,903	2,020,199	2,025,903	5.4	21.6	5.1
Intangible assets	246,020	484,570	678,182	(49.2)	(195.8)	(63.7)
Total assets	13,602,326	13,695,178	13,877,584	(0.7)	(2.7)	(2.0)
Noninterest-bearing deposits	1,041,140	1,022,632	1,127,657	1.8	7.2	(7.7)
Total deposits (2)	9,405,717	10,008,808	9,788,568	(6.0)	(24.0)	(3.9)
Customer funding (3)	7,989,962	7,986,534	8,178,471	—	0.2	(2.3)
Wholesale borrowings (4)	3,749,898	3,984,312	3,945,987	(5.9)	(23.4)	(5.0)
Total funding	11,739,860	11,970,846	12,124,458	(1.9)	(7.7)	(3.2)
Mandatorily convertible preferred stock	238,700	249,000	—	(4.1)	(16.5)	n/m
Perpetual preferred stock	327,679	—	—	n/m	n/m	n/m
Common equity	1,054,152	1,284,614	1,550,308	(17.9)	(71.4)	(32.0)
Shareholders’ equity	1,620,531	1,533,614	1,550,308	5.7	22.5	4.5

CAPITAL RATIOS
Tier 1 risk-based capital	12.86%	11.18%	9.49%
Total risk-based capital	14.35	12.68	10.88
Leverage ratio	11.22	9.70	8.42
Tangible equity to tangible assets	10.29	7.94	6.61
Tangible common equity to tangible assets	6.05	6.06	6.61
-Assuming conversion of mandatorily convertible preferred (6)	7.84	7.94	6.61

SHARE DATA
Convertible preferred shares outstanding	238,700	249,000	—	(4.1)%	(16.5)%	n/m %
Common shares outstanding	74,643,649	73,005,766	72,455,205	2.2	8.9	3.0
–Assuming conversion of mandatorily convertible preferred (6)	111,366,726	111,313,458	72,455,205
Common book value per common share (5)	$14.12	$17.60	$21.40	(19.8)	(78.7)	(34.0)
Common tangible book value per common share (5)	10.83	10.96	12.04	(1.2)	(4.7)	(10.0)
–Assuming conversion mandatorily convertible preferred (6)	9.40	9.42	12.04
Market price per share of common stock	4.32	7.33	15.63	(41.1)	(163.4)	(72.4)
Market capitalization	322,461	535,132	1,132,475	(39.7)	(158.1)	(71.5)

OPERATIONS DATA
Branch offices	180	180	172	—%	—%	4.7%
ATMs	202	202	187	—	—	8.0
Employees (full-time equivalent)	2,505	2,535	2,474	(1.2)	(4.7)	1.3

(1)	As of December 31, 2008 and September 30, 2008, loans held for sale include $16.5 million and $22.6 million, respectively, of nonperfoming loans held for sale.

(2)	Total deposits include brokered deposits.

(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.

(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

(5)

Common book value per common share is calculated as total shareholders’ equity less preferred stock divided by common shares outstanding. Common tangible book value per common share also excludes intangible assets.

(6)

As of December 31, 2008, and September 30, 2008, assuming a $6.50 conversion price, the shares of convertible preferred stock are mandatorily convertible into approximately 36.7 million and 38.3 million common shares, respectively, by May 1, 2011.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

							% Change 12/31/08 vs.

	12/31/08		9/30/08		12/31/07		9/30/08	9/30/08 Annualized	12/31/07

CREDIT QUALITY
Loans held for investment	$10,192,072		$10,299,640		$10,213,420		(1.0)%	(4.2)%	(0.2)%
Allowance for loan losses	(247,086)		(200,748)		(126,427)		23.1		95.4
Allowance for credit losses	(249,874)		(203,000)		(128,695)		23.1		94.2

Nonperforming loans held for investment	$355,631		$240,091		$81,631		48.1%		335.7%
Nonperforming loans held for sale	16,544		22,576		—		(26.7)		n/m
Foreclosed property (other real estate owned and personal property repossessions)	48,993		30,503		8,276		60.6		492.0

Nonperforming assets	$421,168		$293,170		$89,907		43.7%		368.4%

Nonperforming loans held for investment as a % of loans held for investment	3.49%		2.33%		0.80%
Nonperforming assets as a % of loans and foreclosed property (1)	4.10		2.83		0.88
Allowance for loan losses as a % of loans HFI	2.42		1.95		1.24
Allowance for credit losses as a % of loans HFI	2.45		1.97		1.26
Allowance for loan losses to nonperforming loans HFI	0.69	x	0.84	x	1.55	x
Loans past due 90 days or more (interest accruing)	$47,481		$12,899		$5,349				787.7%
Average loans held for investment:
Three months ended	10,308,823		10,441,580		10,164,807
Year to date	10,351,897		10,366,359		9,985,751
Net loan charge-offs:
Three months ended	76,052		75,433		23,655		0.8%		221.5%
Year to date	223,410		147,358		52,561				325.0
Net loan charge-offs as a % of average loans held for investment (annualized):
Three months ended	2.93%		2.87%		0.92%
Year to date	2.16		1.90		0.53

(1)

Excluding nonperforming loans held for sale, nonperforming assets as a % of loans held for investment and foreclosed property totaled 3.95% and 2.62%, respectively, at December 31, 2008 and September 30, 2008.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 12/31/08 vs.

	12/31/08	9/30/08	12/31/07	9/30/08	9/30/08 Annualized	12/31/07

NONINTEREST INCOME
Customer fee income	$13,237	$14,807	$14,830	(10.6)%	(42.2)%	(10.7)%
Wealth management income	6,287	7,203	7,515	(12.7)	(50.6)	(16.3)
Mortgage banking income	1,038	879	1,273	18.1	72.0	(18.5)
Bank-owned life insurance	3,939	2,881	3,065	36.7	146.1	28.5
Merchant processing income, net	697	916	829	(23.9)	(95.1)	(15.9)
Gain (loss) on certain derivative activities	(256)	(199)	5	n/m	n/m	n/m
Other (1)	3,226	2,903	2,762	11.1	44.3	16.8

Operating noninterest income (noninterest income, excluding non-operating items)	28,168	29,390	30,279	(4.2)	(16.5)	(7.0)
Non-operating noninterest income (loss)	1,561	(725)	(1,288)	n/m	n/m	n/m

Total noninterest income	$29,729	$28,665	$28,991	3.7%	14.8%	2.5%

NONINTEREST EXPENSES
Personnel expense	$45,885	$46,952	$42,452	(2.3)%	(9.0)%	8.1%
Occupancy	9,946	9,770	8,783	1.8	7.2	13.2
Furniture and equipment	7,454	6,991	6,590	6.6	26.3	13.1
Professional services	4,804	4,573	3,767	5.1	20.1	27.5
Advertising and business development	2,611	2,114	2,054	23.5	93.5	27.1
Telecommunications	1,613	1,628	1,453	(0.9)	(3.7)	11.0
Amortization of intangibles	1,417	1,474	1,853	(3.9)	(15.4)	(23.5)
Regulatory assessments	3,452	3,020	1,464	14.3	56.9	135.8
Loan and foreclosed asset expense	4,558	4,491	1,463	1.5	5.9	211.6
Other (1)	10,045	8,648	9,472	16.2	64.3	6.0

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	91,785	89,661	79,351	2.4	9.4	15.7
Non-operating noninterest expenses	250,025	4,496	1,380	n/m	n/m	n/m

Total noninterest expenses	$341,810	$94,157	$80,731	n/m %	n/m %	n/m %

	Year Ended

	12/31/08	12/31/07	% Change

NONINTEREST INCOME
Customer fee income	$56,080	$57,349	(2.2)%
Wealth management income	27,617	29,787	(7.3)
Mortgage banking income	5,260	6,053	(13.1)
Bank-owned life insurance	12,877	13,344	(3.5)
Merchant processing income, net	3,279	3,263	0.5
Gain (loss) on certain derivative activities	(207)	(1,197)	n/m
Other (1)	11,766	9,736	20.9

Operating noninterest income (noninterest income, excluding non-operating items)	116,672	118,335	(1.4)
Non-operating noninterest income (loss)	5,012	(4,623)	n/m

Total noninterest income	$121,684	$113,712	7.0%

NONINTEREST EXPENSES
Personnel expense	$182,237	$174,183	4.6%
Occupancy	37,311	34,659	7.7
Furniture and equipment	27,561	26,081	5.7
Professional services	16,483	17,062	(3.4)
Advertising and business development	9,927	7,401	34.1
Telecommunications	6,140	5,668	8.3
Amortization of intangibles	6,138	7,897	(22.3)
Regulatory assessments	10,923	2,628	315.6
Loan and foreclosed asset expense	12,431	3,665	239.2
Other (1)	37,216	36,789	1.2

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	346,367	316,033	9.6
Non-operating noninterest expenses	445,583	5,216	n/m

Total noninterest expenses	$791,950	$321,249	146.5%

(1)

In fourth quarter 2008, TSFG reclassified gain (loss) on sale of other real estate owned from noninterest income to noninterest expense. Such amounts totaled (in thousands) a gain of $316 for fourth quarter 2008, a loss of $765 for third quarter 2008, and a loss of $250 for fourth quarter 2007. For the years ended December 31, 2008 and 2007, such amounts totaled (in thousands) a loss of $633 and $401, respectively.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended

	12/31/08	9/30/08	12/31/07

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(309,939)	$(24,955)	$8,989
Add: Income tax expense (benefit)	(33,435)	(29,526)	2,293

Income (loss) before income taxes	(343,374)	(54,481)	11,282
Non-operating items:
(Gain) loss on securities	(1,561)	725	1,288
Goodwill impairment	237,618	—	—
Employment contracts and severance	9,599	4,621	—
(Gain) loss on early extinguishment of debt	1,747	(125)	499
Visa-related litigation	—	—	881
Loss on derivative collateral	1,061	—	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(94,910)	(49,260)	13,950
Add: Provision for credit losses	122,926	84,608	31,926

PRE-TAX, PRE-PROVISION OPERATING EARNINGS (income (loss) before taxes and provision, excluding non-operating items)	28,016	35,348	45,876
Less: Provision for credit losses	(122,926)	(84,608)	(31,926)
Related income tax expense (benefit)	(29,368)	(26,696)	3,093

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(65,542)	(22,564)	10,857
Preferred stock dividends	(9,421)	(6,250)	—

OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items)	(74,963)	(28,814)	10,857
Add: Amortization of intangibles, net of income tax	885	922	1,476

CASH OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items and amortization of intangibles)	$(74,078)	$(27,892)	$12,333

	Year Ended

	12/31/08	12/31/07

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(547,118)	$73,276
Add: Income tax expense (benefit)	(87,574)	33,400

Income (loss) before income taxes	(634,692)	106,676
Non-operating items:
(Gain) loss on securities	(3,108)	4,623
Gain on Visa IPO share redemption	(1,904)	—
Goodwill impairment	426,049	—
Employment contracts and severance	16,519	2,306
Branch acquisition and conversion costs	731	—
Loss on early extinguishment of debt	2,086	2,029
Visa-related litigation	(863)	881
Loss on derivative collateral	1,061	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(194,121)	116,515
Add: Provision for credit losses	344,589	68,568

PRE-TAX, PRE-PROVISION OPERATING EARNINGS (income (loss) before taxes and provision, excluding non-operating items)	150,468	185,083
Less: Provision for credit losses	(344,589)	(68,568)
Related income tax expense (benefit)	(81,257)	36,587

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(112,864)	79,928
Preferred stock dividends	(21,504)	—

OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items)	(134,368)	79,928
Add: Amortization of intangibles, net of income tax	3,836	5,538

CASH OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends, excluding non-operating items and amortization of intangibles)	$(130,532)	$85,466

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.